Exhibit 10.3

CANCELLATION OF

PERFORMANCE SHARE AWARD

UNDER THE

2008 OMNIBUS STOCK AND INCENTIVE PLAN

for

THOMAS GROUP, INC.

WHEREAS, Thomas Group, Inc. (the “Company”) previously granted to Michael E. McGrath (the “Holder”) a Performance Share Award, effective as of March 1, 2008 (the “Award”), entitling the Holder to receive up to 350,000 Performance Shares under the 2008 Omnibus Stock and Incentive Plan for Thomas Group, Inc. (the “Plan”), subject to the acheivement of certain performance targets,

WHEREAS, the performance targets for 2008 and for 2009 required to be achieved for the Award to vest with respect to such years were not met, and the target for “catch up” vesting in 2010 is also unlikely to be met, and under such circumstances the portions of the Award related to performance in 2008 and 2009 will not be earned,

WHEREAS, the Company is currently projected to be unprofitable for 2010 and under such circumstances the portion of the Award related to performance inr 2010 cannot be earned,

WHEREAS, the Plan permits the cancellation of awards granted pursuant to the Plan and upon cancellation the shares subject to such cancelled awards become available for future grants under the Plan,

WHEREAS, on behalf of the Company, the Compensation and Corporate Governance Committee of the Board of Directors of the Company has determined that it is in the best interest of the Company to cancel the Award, and the Holder is willing to consent to such cancellation,

NOW, THEREFORE, effective as of the last date set forth below, the Holderhereby consents to the cancellation of the Award in its entirety, and the Company confirms such cancellation.

HOLDER:

By:	/s/ Michael E. McGrath

Michael E. McGrath

Date:	March 9, 2010

Confirmed:

THOMAS GROUP, INC.

By:	/s/ Edward P. Evans

Edward P. Evans

Chairman, Compensation and Corporate Governance Committee

Date:	March 9, 2010